As filed with the Securities and Exchange Commission on February 6, 2018

Registration No. 333-215998

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Post-Effective Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FTS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1389	30-0780081
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

777 Main Street, Suite 2900

Fort Worth, Texas 76102

(817) 862-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael J. Doss

Chief Executive Officer

777 Main Street, Suite 2900

Fort Worth, Texas 76102

(817) 862-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Charles T. Haag Winston & Strawn LLP 2501 N. Harwood St. Dallas, Texas 75201 (214) 453-6500	Edward B. Winslow Jones Day 77 West Wacker Chicago, Illinois 60601 (312) 269-4223	Merritt S. Johnson Shearman & Sterling LLP 599 Lexington Ave. New York, New York 10022 (212) 848-4000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒  File No. 333-215998

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934.  (Check one):

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

Explanatory Note

This Post-Effective Amendment No. 1 to Form S-1 Registration Statement (File No. 333-215998) is filed pursuant to Rule 462(d) solely to add exhibits not previously filed with respect to such Registration Statement.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.                                                  Exhibits and financial statement schedules

(a)                                 Exhibits

The exhibits and financial statement schedules filed as part of this registration statement are as follows:

Exhibit Number	Description
1.1***	Form of Underwriting Agreement

3.1***	Form of Amended and Restated Certificate of Incorporation of the Company, to be in effect prior to completion of this offering

3.2***	Form of Amended and Restated Bylaws of the Company, to be in effect upon completion of this offering

4.1***	Indenture, dated as of April 16, 2014, among FTS International, Inc., as issuer, the guarantors named therein and U.S. Bank National Association, as collateral agent and trustee

4.2***	Indenture, dated as of June 1, 2015, among FTS International, Inc., as issuer, the guarantors named therein and U.S. Bank National Association, as collateral agent and trustee

4.3***	Form of Registration Rights Agreement

4.4***	Form of Investors’ Rights Agreement by and among FTS International, Inc., Maju Investments (Mauritius) Pte Ltd and CHK Energy Holdings, Inc.

4.5***	Form of Investors’ Rights Agreement by and among FTS International, Inc., Senja Capital Ltd and Hampton Asset Holding Ltd.

5.1*	Opinion of Jones Day

10.1***	Term Loan Agreement, dated as of April 16, 2014, among FTS International, Inc., Wells Fargo Bank, National Association, as administrative agent, and other lenders party thereto

10.2***†	Employment Agreement, dated as of December 6, 2014, between FTS International, Inc. and Perry Harris

10.3***†	Severance Agreement, dated as of May 3, 2016, between FTS International, Inc. and Michael J. Doss

10.4***†	Severance Agreement, dated as of May 3, 2016, between FTS International, Inc. and Buddy Petersen

10.5***†	Severance Agreement, dated as of May 3, 2016, between FTS International, Inc. and Lance Turner

10.6***†	Letter Agreement, dated as of August 5, 2015, between FTS International, Inc. and Lance Turner

10.7***†	Letter Agreement, dated as of March 29, 2017, between FTS International, Inc. and Karen D. Thornton

10.8***†	Letter Agreement, dated as of March 29, 2017, between FTS International, Inc. and Jennifer L. Keefe

10.9***†	FTS International, Inc. 2014 Long-Term Incentive Plan

10.10 ***†	Form of Restricted Stock Unit Agreement (Stock Settled) under the 2014 Long-Term Incentive Plan

10.11 ***†	Description of 2016 Short-Term Incentive Plan

10.12 ***†	Description of 2017 Short-Term Incentive Plan

10.13 ***†	Form of Indemnification Agreement between FTS International, Inc. and each of its directors and executive officers

10.14 ***	Master Service Agreement, dated as of July 9, 2012, by and between Chesapeake Operating, Inc. and FTS International Services, LLC

10.15 ***	Master Commercial Agreement, dated as of December 24, 2016, by and between Chesapeake Operating, LLC and FTS International Services, LLC

10.16 ***

Security Agreement, dated as of April 16, 2014, by and among FTS International, Inc., FTS International Services, LLC, FTS International Manufacturing, LLC and U.S. Bank National Association, as collateral agent

10.17 ***

Pari Passu Intercreditor Agreement, dated as of April 16, 2014, among FTS International, Inc., FTS International Services, LLC, FTS International Manufacturing, LLC and U.S. Bank National Association, as collateral agent and Wells Fargo Bank, National Association, in its capacity as administrative agent for the Term Secured Parties (as defined therein)

10.18 ***

Junior Lien Intercreditor Agreement, dated as of April 16, 2014, among FTS International, Inc., FTS International Services, LLC, FTS International Manufacturing, LLC, Wells Fargo Bank, National Association in its capacity as administrative agent under the Term Loan Agreement, US Bank National Association, as collateral agent and Wells Fargo Bank, National Association, in its capacity as administrative agent for the ABL Secured Parties (as defined therein)

10.19 ***

Junior Lien Intercreditor Agreement Joinder, dated as of June 1, 2015, among FTS International, Inc., FTS International Services, LLC, FTS International Manufacturing, LLC, Wells Fargo Bank, National Association in its capacity as administrative agent under the Term Loan Agreement, US Bank National Association, as collateral agent and Wells Fargo Bank, National Association, in its capacity as administrative agent for the ABL Secured Parties (as defined in the Junior Lien Intercreditor Agreement)

10.20 ***

Guaranty and Security Agreement, dated as of April 16, 2014, from FTS International, Inc., FTS International Services, LLC and FTS International Manufacturing, LLC to Wells Fargo Bank, National Association

10.21 ***

Amended and Restated Trademark Security Agreement, dated as of June 22, 2015, from FTS International Services, LLC to Wells Fargo Bank, National Association pursuant to the Term Loan Agreement dated April 16, 2014

10.22 ***	Amended and Restated Trademark Security Agreement, dated as of June 22, 2015, from FTS International Services, LLC to U.S. Bank National Association pursuant to the Indenture dated April 16, 2014

10.23 ***	Amended and Restated Trademark Security Agreement, dated as of June 22, 2015, from FTS International Services, LLC to U.S. Bank National Association pursuant to the Indenture dated June 1, 2015

10.24 ***†	FTS International, Inc. 2017 Equity and Incentive Compensation Plan

10.25 ***†	Form of Restricted Stock Unit Agreement under the 2018 Equity and Incentive Compensation Plan

10.26 ***†	First Amendment to Severance Agreement, dated as of June 15, 2017, between FTS International, Inc. and Michael J. Doss

10.27 ***†	First Amendment to Severance Agreement, dated as of June 15, 2017, between FTS International, Inc. and Buddy Petersen

10.28 ***†	First Amendment to Severance Agreement, dated as of June 15, 2017, between FTS International, Inc. and Lance Turner

10.29 ***†	Letter Agreement, dated as of June 15, 2017, between FTS International, Inc. and Karen D. Thornton

10.30 ***†	Letter Agreement, dated as of June 15, 2017, between FTS International, Inc. and Jennifer L. Keefe

16.1 ***	Letter from Ernst & Young LLP, dated February 10, 2017, regarding changes in accountant

21.1 ***	List of Subsidiaries

23.1 ***	Consent of Grant Thornton LLP

23.2 *	Consent of Jones Day (included as part of Exhibit 5.1 hereto)

24.1 ***	Power of Attorney

99.1***	Consent of Director Nominee (Carol J. Johnson)

*                                         Filed herewith

**                                  To be filed by amendment

***                           Previously filed

†                                         Management contract, compensatory plan or arrangement

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on February 6, 2018.

FTS INTERNATIONAL, INC.

By:	/s/ MICHAEL J. DOSS
Name:	Michael J. Doss
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities indicated on February 6, 2018. This document may be executed by the signatories hereto on any number of counterparts, all of which constitute one and the same instrument.

	Signature	Title

	/s/ MICHAEL J. DOSS	Chief Executive Officer and Director
	Michael J. Doss	(principal executive officer)

	*	Chief Financial Officer and Treasurer
	Lance Turner	(principal financial officer and accounting officer)

	*	Chairman
Goh Yong Siang

	*	Director
Domenic J. Dell’Osso, Jr.

	*	Director
Bryan J. Lemmerman

	*	Director
Ong Tiong Sin

	*	Director
Boon Sim

Director
Carol J. Johnson

*By:	/s/ MICHAEL J. DOSS
Michael J. Doss, as Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Description
1.1***	Form of Underwriting Agreement

3.1***	Form of Amended and Restated Certificate of Incorporation of the Company, to be in effect prior to completion of this offering

3.2***	Form of Amended and Restated Bylaws of the Company, to be in effect upon completion of this offering

4.1***	Indenture, dated as of April 16, 2014, among FTS International, Inc., as issuer, the guarantors named therein and U.S. Bank National Association, as collateral agent and trustee

4.2***	Indenture, dated as of June 1, 2015, among FTS International, Inc., as issuer, the guarantors named therein and U.S. Bank National Association, as collateral agent and trustee

4.3***	Form of Registration Rights Agreement

4.4***	Form of Investors’ Rights Agreement by and among FTS International, Inc., Maju Investments (Mauritius) Pte Ltd and CHK Energy Holdings, Inc.

4.5***	Form of Investors’ Rights Agreement by and among FTS International, Inc., Senja Capital Ltd and Hampton Asset Holding Ltd.

5.1*	Opinion of Jones Day

10.1***	Term Loan Agreement, dated as of April 16, 2014, among FTS International, Inc., Wells Fargo Bank, National Association, as administrative agent, and other lenders party thereto

10.2***†	Employment Agreement, dated as of December 6, 2014, between FTS International, Inc. and Perry Harris

10.3***†	Severance Agreement, dated as of May 3, 2016, between FTS International, Inc. and Michael J. Doss

10.4***†	Severance Agreement, dated as of May 3, 2016, between FTS International, Inc. and Buddy Petersen

10.5***†	Severance Agreement, dated as of May 3, 2016, between FTS International, Inc. and Lance Turner

10.6***†	Letter Agreement, dated as of August 5, 2015, between FTS International, Inc. and Lance Turner

10.7***†	Letter Agreement, dated as of March 29, 2017, between FTS International, Inc. and Karen D. Thornton

10.8***†	Letter Agreement, dated as of March 29, 2017, between FTS International, Inc. and Jennifer L. Keefe

10.9***†	FTS International, Inc. 2014 Long-Term Incentive Plan

10.10 ***†	Form of Restricted Stock Unit Agreement (Stock Settled) under the 2014 Long-Term Incentive Plan

10.11 ***†	Description of 2016 Short-Term Incentive Plan

10.12 ***†	Description of 2017 Short-Term Incentive Plan

10.13 ***†	Form of Indemnification Agreement between FTS International, Inc. and each of its directors and executive officers

10.14 ***	Master Service Agreement, dated as of July 9, 2012, by and between Chesapeake Operating, Inc. and FTS International Services, LLC

10.15 ***	Master Commercial Agreement, dated as of December 24, 2016, by and between Chesapeake Operating, LLC and FTS International Services, LLC

10.16 ***

Security Agreement, dated as of April 16, 2014, by and among FTS International, Inc., FTS International Services, LLC, FTS International Manufacturing, LLC and U.S. Bank National Association, as collateral agent

10.17 ***

Pari Passu Intercreditor Agreement, dated as of April 16, 2014, among FTS International, Inc., FTS International Services, LLC, FTS International Manufacturing, LLC and U.S. Bank National Association, as collateral agent and Wells Fargo Bank, National Association, in its capacity as administrative agent for the Term Secured Parties (as defined therein)

10.18 ***

Junior Lien Intercreditor Agreement, dated as of April 16, 2014, among FTS International, Inc., FTS International Services, LLC, FTS International Manufacturing, LLC, Wells Fargo Bank, National Association in its capacity as administrative agent under the Term Loan Agreement, US Bank National Association, as collateral agent and Wells Fargo Bank, National Association, in its capacity as administrative agent for the ABL Secured Parties (as defined therein)

10.19 ***

Junior Lien Intercreditor Agreement Joinder, dated as of June 1, 2015, among FTS International, Inc., FTS International Services, LLC, FTS International Manufacturing, LLC, Wells Fargo Bank, National Association in its capacity as administrative agent under the Term Loan Agreement, US Bank National Association, as collateral agent and Wells Fargo Bank, National Association, in its capacity as administrative agent for the ABL Secured Parties (as defined in the Junior Lien Intercreditor Agreement)

10.20 ***

Guaranty and Security Agreement, dated as of April 16, 2014, from FTS International, Inc., FTS International Services, LLC and FTS International Manufacturing, LLC to Wells Fargo Bank, National Association

10.21 ***

Amended and Restated Trademark Security Agreement, dated as of June 22, 2015, from FTS International Services, LLC to Wells Fargo Bank, National Association pursuant to the Term Loan Agreement dated April 16, 2014

10.22 ***	Amended and Restated Trademark Security Agreement, dated as of June 22, 2015, from FTS International Services, LLC to U.S. Bank National Association pursuant to the Indenture dated April 16, 2014

10.23 ***	Amended and Restated Trademark Security Agreement, dated as of June 22, 2015, from FTS International Services, LLC to U.S. Bank National Association pursuant to the Indenture dated June 1, 2015

10.24 ***†	FTS International, Inc. 2017 Equity and Incentive Compensation Plan

10.25 ***†	Form of Restricted Stock Unit Agreement under the 2018 Equity and Incentive Compensation Plan

10.26 ***†	First Amendment to Severance Agreement, dated as of June 15, 2017, between FTS International, Inc. and Michael J. Doss

10.27 ***†	First Amendment to Severance Agreement, dated as of June 15, 2017, between FTS International, Inc. and Buddy Petersen

10.28 ***†	First Amendment to Severance Agreement, dated as of June 15, 2017, between FTS International, Inc. and Lance Turner

10.29 ***†	Letter Agreement, dated as of June 15, 2017, between FTS International, Inc. and Karen D. Thornton

10.30 ***†	Letter Agreement, dated as of June 15, 2017, between FTS International, Inc. and Jennifer L. Keefe

16.1 ***	Letter from Ernst & Young LLP, dated February 10, 2017, regarding changes in accountant

21.1 ***	List of Subsidiaries

23.1 ***	Consent of Grant Thornton LLP

23.2 *	Consent of Jones Day (included as part of Exhibit 5.1 hereto)

24.1 ***	Power of Attorney

99.1***	Consent of Director Nominee (Carol J. Johnson)

*                                         Filed herewith

**                                  To be filed by amendment

***                           Previously filed

†                                         Management contract, compensatory plan or arrangement